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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                               (Amendment No. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        CIRCLE INTERNATIONAL GROUP, INC.

             [Exact name of registrant as specified in its charter]

          Delaware              [            ]            94-1740320
   (State of incorporation       (Commission      (IRS employers or organization
      or organization)           File Number)         Identification No.)

260 Townsend Street
San Francisco, CA                                       94107-0933
(Address of Principal executive offices)                (Zip Code)


If this Form relates to the registration of a class of debt securities and its effective upon filing pursuant to General Instruction A(c)(1) please check the following box. |_|

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box. |_|

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered:    Name of Each Exchange on Which Class is
                                         to be Registered:

None                                     None

Securities to be registered pursuant to Section 12(g) of the Act:

                              Preferred Share Purchase Rights
                              (Title of Class)
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           The undersigned registrant hereby amends Item 1 of its Registration on Form 8-A, filed on , October 26, 1994 (the "Form 8-A"), by adding the information set forth below. The registrant also amends Item 2 of the Form 8-A by adding the Amendment to Rights Agreement as Exhibit 2.

Item 1. Description of Registrant's Securities to be Registered.

Amendment to the Rights Agreement

---------------------------------------------

           On , July 2, 2000, EGL, Inc., a corporation organized under the laws of Texas ("Parent"), EGL Delaware I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Circle International Group, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into the Company, whereupon the Company will become a wholly-owned subsidiary of Parent.

           Immediately prior to the execution of the Merger Agreement, the Company executed an amendment (the "Amendment") to the Rights Agreement, dated as of October 24, 1994 (the "Rights Agreement"), between the Company and Chemical Trust Company of California (the "Rights Agent"). The Amendment provides, among other things, that (a) none of the Merger Agreement, the Option Agreements, each dated as of July 2, 2000, between the Company and Parent (the "Option Agreements") and the Stockholder Agreements, each dated as of July 2, 2000, between Parent and certain affiliates of Parent and the Company, or the consummation of the transactions contemplated thereby, will cause (i) Parent or Merger Sub or any of their affiliates or associates to be deemed an "Acquiring Person" under the Rights Agreement or (ii) the "Stock Acquisition Date" or the "Distribution Date under the Rights Agreement to occur upon any such event, and
(b) the "Rights" (as defined in the Rights Agreement) will expire upon the earliest of (i) the close of business on the Final Expiration Date (as defined in the Rights Agreement), (ii) the time at which the Rights are redeemed as provided in Section 23 thereof, (iii) the time at which the Rights are exchanged as provided in Section 24 thereof, and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement).

           A copy of the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached hereto as Exhibit 2 and is incorporated herein by reference.


                                       2
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           The undersigned registrant hereby amends Item 2 to the Form 8-A by restating Item 2, to read as follows:

Exhibit No.                                   Description
-----------                                   -----------
     (1) Rights Agreement, dated as of October 24, 1994, between the Company and Chemical Trust Company of California, including the Certificate of Designation of Preferences and Rights of the Series A Junior Participatory Preferred Stock, the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock attached thereto as Exhibits A, B, respectively (previously filed as Exhibit 1 to the Company's Registration Statement on Form 8-A, dated October 24, 1994, which exhibit is hereby incorporated by reference).

     (2) Amendment to Rights Agreement, dated as of July 2, 2000 (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K, dated July 3, 2000, which exhibit is hereby incorporated by reference).


                                   SIGNATURES

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                               CIRCLE INTERNATIONAL, INC.



Date: July 3, 2000                             By:  /s/ Janice Kerti
                                                   -----------------------

                                                    Janice Kerti
                                                    Senior Vice President,
                                                    Chief Financial Officer, and
                                                    Principal Accounting Officer
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                                 EXHIBIT INDEX

Exhibit No.

      (1) Rights Agreement, dated as of October 24, 1994, between the Company and Chemical Trust Company of California, including the Certificate of Designation of Preferences and Rights of the Series A Junior Participatory Preferred Stock, the form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock attached thereto as Exhibits A, B, respectively (previously filed as Exhibit 1 to the Company's Registration Statement on Form 8-A, dated October 24, 1994, which exhibit is hereby incorporated by reference).

      (2) Amendment to Rights Agreement, dated as of July 2, 2000 (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K, dated July 3, 2000, which exhibit is hereby incorporated by reference).